Exhibit 99.1
PPL Energy Supply, LLC

Offer To Purchase For Cash Up To $250,000,000
Aggregate Principal Amount Of The Notes Listed Below

Title of Security CUSIP No.	Principal Amount Outstanding	Acceptance Priority Level	Tender Offer Consideration(1)	Early Tender Payment (1)	Total Consideration (1)(2)
6.00% Senior Notes due 2036 (CUSIP No. - 69352J AK3)	$300,000,000	First	$750	$30	$780

6.20% Senior Notes due 2016 (CUSIP No. - 69352J AH0)	$500,000,000	Second	$920	$30	$950

5.40% Senior Notes due 2014 (CUSIP No. - 69352J AF4)	$300,000,000	Third	$910	$30	$940

(1)	Per $1,000 principal amount of Notes accepted for purchase.

(2)
The Total Consideration includes the Early Tender Payment and is payable only in respect of Notes validly tendered (and not validly withdrawn) prior to the Early Tender Deadline and accepted for payment.

Each Offer will expire at 11:59 p.m., New York City time, on March 16, 2009, unless extended or earlier terminated (such date and time, as the same may be extended with respect to an Offer, the “Expiration Time”).  If you choose to tender and wish to receive the Total Consideration (as defined below), you must validly tender and not validly withdraw your Notes at or prior to 5:00 p.m., New York City time, on March 3, 2009, unless extended (such date and time, as the same may be extended with respect to an Offer, the “Early Tender Deadline”).  If you validly tender your Notes after the Early Tender Deadline, but at or prior to the Expiration Time, you will qualify to receive only the Tender Offer Consideration (as defined below).  The Tender Offer Consideration is equal to the Total Consideration minus the Early Tender Payment (as defined below).  No Notes may be withdrawn after the Early Tender Deadline unless the Company reduces the amount of the Total Consideration, the Tender Offer Consideration or the principal amount of Notes subject to the applicable Offer (except in connection with a proration as described herein) or is otherwise required by law to permit withdrawal.

The Dealer Managers for the Offers are:

Morgan Stanley                                                 Wachovia Securities

February 17, 2009

TABLE OF CONTENTS

Page

THE OFFERS	ii
IMPORTANT INFORMATION	iii
WHERE YOU CAN FIND MORE INFORMATION	v
DOCUMENTS INCORPORATED BY REFERENCE	v
FORWARD-LOOKING STATEMENTS	vi
SUMMARY	1
PPL ENERGY SUPPLY, LLC	4
TERMS OF THE OFFERS	6
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	15
DEALER MANAGERS; TENDER AGENT; INFORMATION AGENT	15
MISCELLANEOUS	16

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References to the “Company,” “PPL Energy Supply,” “we,” “our,” or “us” are to PPL Energy Supply, LLC.

THE OFFERS

We hereby offer to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”) up to $250,000,000 aggregate principal amount (the “Tender Cap”) of the notes listed in the table on the cover page of this Offer to Purchase (collectively, the “Notes”).  The offers consist of three separate offers, one for each series of Notes (each an “Offer” and, collectively, the “Offers”).  The amount of any series of Notes that is purchased in an Offer will be based on the acceptance priority level for such series, as set forth in the table on the cover page of this Offer to Purchase (the “Acceptance Priority Level”).  As a result, if the aggregate principal amount of Notes tendered in an Offer exceeds the amount of the Tender Cap remaining available for such Offer, then, if we accept Notes of such series for purchase pursuant to such Offer, we will accept such Notes on a pro rata basis (with adjustments downward to avoid the purchase of Notes in a principal amount other than in integral multiples of $1,000).  See “Terms of the Offers—Tender Cap, Acceptance Priority Levels and Proration” for more information on priority of purchase and proration.  Subject to the requirements of the federal securities laws, we have the right to change the Tender Cap in our sole discretion.

The “Total Consideration” offered per $1,000 principal amount of each series of Notes tendered and accepted for purchase pursuant to the Offers will be the price set forth next to the corresponding issue of Notes in the table on the front cover of this Offer to Purchase.  Holders of Notes that are validly tendered and not validly withdrawn on or before the Early Tender Deadline and accepted for purchase will receive the Total Consideration, which will be payable on the Settlement Date (as defined below).  Holders of Notes that are validly tendered after the Early Tender Deadline and on or before the Expiration Time and accepted for purchase will receive the Total Consideration minus an amount in cash equal to the amounts listed in the table on the cover page of this Offer to Purchase under the heading “Early Tender Payment” (the “Early Tender Payment”; the Total Consideration minus the Early Tender Payment is referred to as the “Tender Offer Consideration”), which will be payable on the Settlement Date.  See “Terms of the Offers—The Offers” and “Terms of the Offers—Total Consideration and Tender Offer Consideration.” Upon the terms and subject to the conditions of the Offers, we will notify D.F. King & Co., Inc. (the “Tender Agent”), promptly after the Expiration Time, of which Notes tendered are accepted for purchase and payment pursuant to the Offers.  If you validly tender your Notes and do not validly withdraw them, and we accept them for purchase, subject to the terms and conditions of the applicable Offers, including the proration procedures set forth in this Offer to Purchase, we will pay you the Total Consideration or the Tender Offer Consideration, as applicable, and accrued and unpaid interest on the tendered Notes from and including the last interest payment date applicable to your Notes to, but not including, the Settlement Date (the “Accrued Interest”) promptly after the Expiration Time (the date of payment with respect to an Offer being referred to herein as the “Settlement Date”).  The Settlement Date is expected to be two business days after the Expiration Time, or promptly thereafter.

Tenders of Notes made prior to the Early Tender Deadline may be validly withdrawn at any time up until 5:00 p.m., New York City time, on the Early Tender Deadline, but after such time may not be validly withdrawn unless the Company reduces the amount of the Total Consideration, the Tender Offer Consideration or the principal amount of Notes subject to the applicable Offer (except in connection with a proration as described herein), or is otherwise required by law to permit withdrawal.  Tenders of Notes made after the Early Tender Deadline may not be validly withdrawn at any time unless the Company reduces the amount of the Total Consideration, the Tender Offer Consideration or the principal amount of Notes subject to the applicable Offer (except in connection with a proration as described herein), or is otherwise required by law to permit withdrawal.  In the event of a termination or withdrawal of the Offers, unless you have indicated other delivery instructions in the Letter of Transmittal (as defined below), Notes tendered through the Depository Trust Company (“DTC”) will be credited to you through DTC and your DTC participant, as applicable.  In the event Notes you tendered are not purchased due to proration, they will be promptly credited to your account, unless you have indicated other delivery instructions in the Letter of Transmittal.

Notwithstanding any other provision of the Offers, our obligation to accept for purchase, and to pay for, Notes that are validly tendered and not validly withdrawn pursuant to each Offer is subject to the Tender Cap.  If the aggregate principal amount of Notes tendered in any Offer exceeds the amount of the Tender Cap remaining available for application to such Offer, then, if we accept Notes of such series for purchase pursuant to such Offer, we will accept such Notes on a pro rata basis (with adjustments downward to avoid the purchase of Notes in a principal amount other than in integral multiples of $1,000).  See “Terms of the Offers—Tender Cap, Acceptance Priority Levels and Proration” and “Terms of the Offers—Conditions of the Offers.”

The conditions of the Offers are set forth under “Terms of the Offers—Conditions of the Offers.” The Offers are not conditioned upon any minimum principal amount of any series of Notes being tendered.

We expressly reserve the right, in our sole discretion, subject to applicable law, to:

•	waive any and all conditions to one or more of the Offers;

•	extend, terminate or withdraw one or more of the Offers; or

•	otherwise amend one or more of the Offers in any respect.

This Offer to Purchase has not been filed with or reviewed by any federal or state securities commission or regulatory authority of any jurisdiction, nor has any such commission or authority passed upon the accuracy or adequacy of this Offer to Purchase.  Any representation to the contrary is unlawful and may be a criminal offense.

None of the Company, the Information Agent, the Tender Agent, the Dealer Managers or the Trustee for each series of Notes is making any recommendation as to whether or not you should tender your Notes in response to the Offers.

IMPORTANT INFORMATION

All of the Notes were issued in book-entry form, and all of the Notes are currently represented by one or more global certificates held for the account of DTC.  If you desire to tender Notes, you may transfer such Notes through DTC’s Automated Tender Offer Program (“ATOP”), following the procedures set forth below and described in more detail under “Terms of the Offers—Procedures For Tendering”.  Alternatively, you may complete and sign the accompanying Letter of Transmittal (the “Letter of Transmittal”) in accordance with the instructions set forth therein, have the signature thereon guaranteed, if required, and send or deliver the manually signed Letter of Transmittal, together with any required documents, to the Tender Agent at its address set forth in the Letter of Transmittal.

A beneficial owner whose Notes are held of record by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if the beneficial owner desires to tender Notes.  A beneficial owner of Notes tendered will not be obliged to pay brokerage fees or commissions to the Dealer Managers, the Tender Agent, the Information Agent or us in connection with the Offers.

We have not provided guaranteed delivery provisions in connection with the Offers.  You must tender your Notes in accordance with the procedures set forth under “Terms of the Offers—Procedures For Tendering.”

Requests for additional copies of this Offer to Purchase and the Letter of Transmittal and requests for assistance relating to the procedures for tendering Notes may be directed to the Information Agent at the address and telephone numbers on the back cover of this Offer to Purchase.  Requests for assistance relating to the terms and conditions of the Offers may be directed to the Dealer Managers at the addresses and telephone numbers on the back cover of this Offer to Purchase.  Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance regarding the Offers.

This Offer to Purchase and the Letter of Transmittal contain important information that should be read before any decision is made with respect to the Offers.

This Offer to Purchase does not constitute an offer to purchase Notes in any jurisdiction in which it is unlawful to make such offer under applicable securities or blue sky laws.

The delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to its date or that there has been no change in the information set forth herein or in any attachments hereto or in our affairs since the date hereof.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Offer to Purchase, and, if given or made, such information or representation may not be relied upon as having been authorized by us, the Tender Agent, the Information Agent, the Dealer Managers or the Trustee.

From time to time following the Offers, we may purchase additional Notes in the open market, in privately negotiated transactions, through tender offers or otherwise.  Any future purchases may be on the same terms or on terms that are more or less favorable to holders of Notes than the terms of the Offers.  Any future purchases by us will depend on various factors existing at that time.  There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we will pursue in the future.  See “Terms of the Offers—Purpose of the Offers.”

The Trustee has not independently verified and makes no representation or warranty, express or implied, and assumes no responsibility, for the accuracy or adequacy of the information provided herein.  The Trustee will conclusively rely on the results of the Offers as reported by the Tender Agent and us, and the Trustee will have no liability in connection therewith.

You should take note of the following dates in connection with the Offers:

Date	Calendar Date and Time	Event

Early Tender Deadline	5:00 p.m., New York City time, on March 3, 2009, unless extended with respect to any Offer.
The deadline for you to tender Notes in the applicable Offer to qualify for the payment of the Total Consideration on the Settlement Date.  Tenders of Notes made prior to the Early Tender Deadline may be validly withdrawn at any time up until the Early Tender Deadline, but after such time may not be validly withdrawn unless the Company reduces the amount of the Total Consideration, the Tender Offer Consideration or the principal amount of Notes subject to the applicable Offer (except in connection with a proration as described herein), or is otherwise required by law to permit withdrawal.  Holders of Notes that are validly tendered after the Early Tender Deadline and accepted for purchase will receive the Tender Offer Consideration.

Expiration Time	11:59 p.m., New York City time, on March 16, 2009, unless extended or earlier terminated with respect to any Offer.	The deadline for you to tender Notes in the applicable Offer to qualify for the payment of the Tender Offer Consideration on the Settlement Date.
Settlement Date	The Settlement Date is expected to be two business days after the Expiration Time, or promptly thereafter.
If we accept Notes for purchase in the applicable Offer, we will deposit with the Tender Agent the amount of cash necessary to pay each holder of Notes accepted for payment the Total Consideration or the Tender Offer Consideration, as applicable, plus Accrued Interest in respect of such Notes.  The Tender Agent will make any applicable payments to you or to your nominee.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

PPL Energy Supply files reports and other information with the SEC.  You may obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates.  Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

Our parent, PPL Corporation, maintains an Internet Web site at www.pplweb.com.  On the Investor Center page of that Web site, PPL Corporation provides access to PPL Energy Supply’s SEC filings free of charge, as soon as reasonably practicable after filing with the SEC.  The information at PPL Corporation’s Web site is not incorporated in this Offer to Purchase by reference, and you should not consider it a part of this Offer to Purchase.  PPL Energy Supply’s filings are also available at the SEC’s Web site (www.sec.gov).

DOCUMENTS INCORPORATED BY REFERENCE

PPL Energy Supply will “incorporate by reference” information into this Offer to Purchase by disclosing important information to you by referring you to other documents that it files separately with the SEC.  The information incorporated by reference is deemed to be part of this Offer to Purchase, and later information that we file with the SEC will automatically update and supersede that information.  This Offer to Purchase incorporates by reference the documents set forth below that have been previously filed with the SEC.  These documents contain important information about PPL Energy Supply.

SEC Filings	Period/Date

Annual Report on Form 10-K	Year ended December 31, 2007

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2008, June 30, 2008 and September 30, 2008

Current Reports on Form 8-K	Filed on January 2, 2008, March 14, 2008, April 2, 2008, June 23, 2008, July 16, 2008, July 21, 2008, September 16, 2008, December 4, 2008 and February 4, 2009

Additional documents that PPL Energy Supply files with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Offer to Purchase and prior to the earlier of the Expiration Time of an Offer and the termination of such Offer are also incorporated herein by reference.

PPL Energy Supply will provide without charge to each person, including any beneficial owner, to whom a copy of this Offer to Purchase has been delivered, a copy of any and all of its filings with the SEC.  You may request a copy of these filings by writing or telephoning PPL Energy Supply at:

Two North Ninth Street
Allentown, Pennsylvania  18101-1179
Attention:  Investor Services Department
Telephone:  1-800-345-3085

FORWARD-LOOKING STATEMENTS

Statements included or incorporated by reference in this Offer to Purchase, including statements concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts are “forward-looking statements” within the meaning of the federal securities laws.  Although we believe that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct.  Forward-looking statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in forward-looking statements.  In addition to the specific factors discussed in “Item 1A. Risk Factors” in PPL Energy Supply’s Annual Report on Form 10-K and in “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s 2008 Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, the following are among the important factors that could cause actual results to differ materially from the forward-looking statements:

•	market demand and prices for energy, capacity, emission allowances and fuel;
•	fuel supply availability;
•	weather conditions affecting generation production, customer energy use and operating costs;
•	competition in retail and wholesale power markets;
•	liquidity of wholesale power markets;
•	defaults by our counterparties under our energy, fuel or other power product contracts;
•	the effect of any business or industry restructuring;
•	our profitability and liquidity, including access to capital markets and credit facilities;
•	new accounting requirements or new interpretations or applications of existing requirements;
•	operation, availability and operating costs of existing generation facilities;
•	transmission and distribution system conditions and operating costs;
•	current and future environmental conditions and requirements and the related costs of compliance, including environmental capital expenditures, emission allowance costs and other expenses;
•	significant delays in the ongoing installation of pollution control equipment at certain coal-fired generating units in Pennsylvania due to weather conditions, contractor performance or other reasons;
•	market prices of commodity inputs for ongoing capital expenditures;
•	collective labor bargaining negotiations;
•	development of new projects, markets and technologies;
•	performance of new ventures;
•	asset acquisitions and dispositions;
•	political, regulatory or economic conditions in states, regions or countries where we or our subsidiaries conduct business;
•	any impact of hurricanes or other severe weather on our business, including any impact on fuel prices;
•	receipt of necessary governmental permits, approvals and rate relief;
•	new state, federal or foreign legislation, including new tax legislation;
•	state, federal and foreign regulatory developments;
•	the impact of any state, federal or foreign investigations applicable to us, our business affiliates and the energy industry;
•	capital market conditions, including changes in interest rates, and decisions regarding capital structure;
•	stock price performance of PPL Corporation;
•	the fair value of debt and equity securities and the impact on defined benefit costs and resultant cash funding requirements for defined benefit plans;
•	securities and credit ratings;
•	foreign currency exchange rates;
•	the outcome of litigation against us and our subsidiaries;
•	potential effects of threatened or actual terrorism or war or other hostilities; and
•	our commitments and liabilities.

Any such forward-looking statements should be considered in light of such important factors and in conjunction with other documents we file with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all of such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement.  Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update the information contained in such statements to reflect subsequent developments or information.

SUMMARY

The following summary is qualified in its entirety by reference to, and should be read in connection with, the information appearing elsewhere or incorporated by reference in this Offer to Purchase.  Each of the capitalized terms used in this summary and not defined herein has the meaning set forth elsewhere in this Offer to Purchase.

The Company	The Offers are being made by PPL Energy Supply, LLC.
The Offers
We are offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase, up to $250,000,000 aggregate principal amount of the outstanding Notes, which amount we refer to as the Tender Cap.  The Offers are subject to the Acceptance Priority Levels as set forth herein.

The Notes
The Notes for which the Offers are being made, the Acceptance Priority Level applicable to each series of Notes and the principal amount outstanding of each series of Notes is set forth in the table below:

Title of Security CUSIP No.	Principal Amount Outstanding	Acceptance Priority Level	Tender Offer Consideration (1)	Early Tender Payment(1)	Total Consideration (1)(2)
6.00% Senior Notes due 2036 (CUSIP No. - 69352J AK3)	$300,000,000	First	$750	$30	$780
6.20% Senior Notes due 2016 (CUSIP No. - 69352J AH0)	$500,000,000	Second	$920	$30	$950
5.40% Senior Notes due 2014 (CUSIP No. - 69352J AF4)	$300,000,000	Third	$910	$30	$940

(1)       Per $1,000 principal amount of Notes accepted for purchase.
(2)       The Total Consideration includes the Early Tender Payment and is payable only in respect of Notes validly tendered (and not validly withdrawn prior to the Early Tender Deadline and accepted for payment.

Purpose of the Offers	The purpose of the Offers is to repurchase Notes up to the Tender Cap in order to reduce our financing costs by reducing the amount of our outstanding indebtedness.
Source of Funds	We intend to fund the purchase of the Notes pursuant to the Offers from cash and cash equivalents on hand.
Total Consideration, Tender Offer Consideration and Early Tender Payment
The Total Consideration for each $1,000 principal amount of Notes tendered and accepted for payment will be the price set forth next to the corresponding issue of Notes in the table above.  Subject to the terms and conditions of the applicable Offer, including the proration procedures described in this Offer to Purchase, if you validly tender your Notes pursuant to an Offer (without validly withdrawing them) at or prior to the Early Tender Deadline and your Notes are accepted for payment, you will receive the Total Consideration applicable to your tendered Notes.  Subject to the terms and conditions of the applicable Offer, including the proration procedures described in this Offer to Purchase, if you validly tender your Notes pursuant to an Offer after the Early Tender Deadline but at or prior to the Expiration Time and your Notes are accepted for payment, you will receive only the Tender Offer Consideration (which consists of the Total Consideration minus the Early Tender Payment) applicable to your tendered Notes.

Tender Cap and Acceptance Priority Levels
If the aggregate principal amount of the Notes tendered exceeds the Tender Cap, only $250,000,000 aggregate principal amount of the Notes tendered will be accepted for purchase.  The Notes will be purchased in accordance with, and in the order of, the Acceptance Priority Levels set forth in the table on the front cover of this Offer to Purchase.  For instance, Notes with an Acceptance Priority Level of “First” will be accepted before those with an Acceptance Priority Level of “Second”.  Once all Notes tendered in a certain Acceptance Priority Level have been accepted, Notes from the next Acceptance Priority Level may be accepted, subject to the Tender Cap.  If the aggregate principal amount of Notes tendered in any Offer exceeds the amount of the Tender Cap remaining available for application to such Offer, then, if we accept Notes of such series for purchase pursuant to such Offer, we will accept such Notes on a pro rata basis (with adjustments downward to avoid the purchase of Notes in a principal amount other than in integral multiples of $1,000).  In that event, Notes of any other issue with a lower Acceptance Priority Level following the prorated issue of Notes will not be accepted for payment.  Subject to the requirements of federal securities laws, we may waive or otherwise change the Tender Cap in our sole discretion.

Early Tender Deadline and Early Tender Payment
The Early Tender Deadline is 5:00 p.m., New York City time, on March 3, 2009, with respect to each Offer unless extended with respect to any Offer.  You must tender at or prior to the Early Tender Deadline in order to be entitled to receive the Total Consideration.

Expiration Time	Each Offer will expire at 11:59 p.m., New York City time, on March 16, 2009, with respect to each Offer unless extended or earlier terminated with respect to any Offer.
Accrued Interest
If your Notes are accepted for purchase in the applicable Offer, you will also be paid accrued and unpaid interest from and including the last interest payment date applicable to your Notes to, but not including, the Settlement Date.

Settlement Date	The Settlement Date for each Offer is expected to be two business days after the Expiration Time of such Offer, or promptly thereafter.
Acceptance of Tendered Notes and Payment
Upon the terms and subject to the conditions of the Offers and upon satisfaction or waiver of the conditions of the Offers specified herein under “Terms of the Offers—Conditions of the Offers,” we will (1) accept for purchase Notes validly tendered (or defectively tendered, if we waive such defect) and not validly withdrawn (subject to the Tender Cap and to possible proration as described in this Offer to Purchase), (2) promptly pay on the Settlement Date the Total Consideration plus Accrued Interest for all of the Notes accepted for purchase that were validly tendered (or defectively tendered, if we waive such defect) and not validly withdrawn at or prior to the Early Tender Deadline, and (3) promptly pay on the Settlement Date the Tender Offer Consideration plus Accrued Interest for all of the Notes accepted for purchase that were validly tendered (or defectively tendered, if we waive such defect) after the Early Tender Deadline but at or prior to the Expiration Time.

We reserve the right, in our sole discretion, subject to applicable laws, to (1) keep the Offers open or extend the Early Tender Deadline or Expiration Time to a later date and time with respect to any or all series of Notes, (2) waive all conditions (including the Tender Cap) to the Offers for Notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline or Expiration Time, as applicable, with respect to any or all series of Notes and (3) terminate or withdraw one or more of the Offers or otherwise amend one or more of the Offers in any respect.

Conditions of the Offers	Consummation of the Offers is conditioned upon satisfaction or waiver of all conditions set forth in “Terms of the Offers—Conditions of the Offers.”
How to Tender Notes
See “Terms of the Offers—Procedures for Tendering.” For further information, call the Information Agent or the Dealer Managers or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.  If your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee if you desire to tender your Notes.  DTC participants are encouraged, in lieu of completing and signing the Letter of Transmittal, to transmit their acceptance to DTC through ATOP.

Withdrawal
Tenders of Notes made prior to 5:00 p.m., New York City time, on the Early Tender Deadline may be validly withdrawn at any time up until 5:00 p.m., New York City time, on the Early Tender Deadline, but after such time may not be validly withdrawn unless the Company reduces the amount of the Total Consideration, the Tender Offer Consideration or the principal amount of Notes subject to the applicable Offer (except in connection with a proration as described herein), or is otherwise required by law to permit withdrawal.  Tenders of Notes made after 5:00 p.m., New York City time, on the Early Tender Deadline may not be validly withdrawn at any time unless the Company reduces the amount of the Tender Offer Consideration or the principal amount of Notes subject to the applicable Offer (except in connection with a proration as described herein), or is otherwise required by law to permit withdrawal.

Consequences to Non-Tendering Holders	See “Terms of the Offers—Certain Consequences to Non-Tendering Holders” for a discussion of certain factors that should be considered in evaluating the Offers.
Material United States Federal Income Tax Considerations	For a discussion of the material United States federal income tax considerations of the Offers, see “Material United States Federal Income Tax Considerations.”
Dealer Managers
Morgan Stanley & Co. Incorporated (“Morgan Stanley”) and Wachovia Capital Markets, LLC (“Wachovia Securities”).  The Dealer Managers’ contact information appears on the back cover of this Offer to Purchase.

Tender Agent	D.F. King & Co., Inc. The Tender Agent’s contact information appears on the back cover of this Offer to Purchase.
Information Agent	D.F. King & Co., Inc. The Information Agent’s contact information appears on the back cover of this Offer to Purchase.
Trustee	The Trustee for each series of Notes is The Bank of New York Mellon, N.A. (as successor to JPMorgan Chase Bank, N.A.)

PPL ENERGY SUPPLY, LLC

PPL Energy Supply LLC, formed in 2000 and headquartered in Allentown, Pennsylvania, is an energy company engaged, through its subsidiaries, in the generation and marketing of power primarily in the northeastern and western power markets of the United States and in the delivery of electricity in the United Kingdom.  Our major operating subsidiaries are PPL Generation, LLC, PPL EnergyPlus, LLC and PPL Global, LLC.  PPL Energy Supply is a wholly owned subsidiary of PPL Corporation.

Supply

As of December 31, 2008, we owned or controlled, through our PPL Generation subsidiary, 12,085 MW of electric power generation capacity, with power plants in Pennsylvania (9,868 MW), Montana (1,287 MW), Illinois (574 MW), Connecticut (252 MW), New Jersey (2 MW) and Maine (102 MW).  PPL EnergyPlus markets or brokers the electricity produced by PPL Generation’s subsidiaries, along with purchased power and natural gas, in competitive wholesale and deregulated retail markets, primarily in the northeastern and western portions of the United States.

International Delivery

We also provide electricity delivery services in the United Kingdom through our PPL Global subsidiary, which owns Western Power Distribution Holdings Limited and WPD Investment Holdings Limited, which together we refer to as WPD.  WPD operates two electric distribution companies in the U.K., which together serve approximately 2.6 million customers.

___________

Our offices are located at Two North Ninth Street, Allentown, Pennsylvania 18101-1179; and it can be contacted through telephone number (610) 774-5151.

___________

Recent Events

PPL Corporation 2008 Results

On February 4, 2009, PPL Corporation announced that 2008 earnings in the Supply and International Delivery business segments conducted by PPL Energy Supply were $479 million and $290 million, respectively.  PPL Energy Supply expects to file its Annual Report on Form 10-K for the year ended December 31, 2008, which will include its results for 2008, by the end of February 2009.

Tax-Exempt Bonds

In December 2008, the Pennsylvania Economic Development Financing Authority issued $150 million aggregate principal amount of Exempt Facilities Revenue Bonds, Series 2008A and 2008B (PPL Energy Supply Project) due 2038 (the “Series 2008 Bonds”) on our behalf.  The proceeds from the issuance of the Series 2008 Bonds were used to finance a portion of the purchase and installation of sulfur dioxide scrubbers at our Montour, Brunner Island and Keystone generating stations.  The Series 2008 Bonds are structured as variable-rate remarketable bonds.  PPL Energy Supply may convert the interest rate on the Series 2008 Bonds from time to time to a commercial paper rate, daily rate, weekly rate or a term rate of at least one year.  The Series 2008 Bonds are subject to mandatory purchase under certain circumstances, including upon conversion to a different interest rate mode.  The Series 2008 Bonds bear interest at an initial rate of 5.50% through March 15, 2009, at which time the Series 2008 Bonds will be subject to weekly remarketing until such time that the interest rate mode is changed at our election.  PPL Investment Corporation, our subsidiary, purchased the Series 2008 Bonds upon issuance.  We expect that the Series 2008 Bonds will be remarketed to unaffiliated investors in 2009, subject to market conditions.

Holtwood Hydroelectric Plant

In December 2007, we asked the Federal Energy Regulatory Commission for approval to expand the capacity of our Holtwood hydroelectric plant by 125 MW.  In December 2008, we announced that we had withdrawn the application in light of current economic conditions, including the high cost of capital, and projections of future energy prices.  The expansion project would have had an estimated capital cost of $440 million.  Cancellation of the project resulted in us recording an impairment charge of $22 million ($13 million after tax) in the fourth quarter of 2008.

CAIR Remanded to EPA

The Clean Air Interstate Rule (“CAIR”), promulgated by the Environmental Protection Agency (“EPA”) in 1997, was invalidated by the United States Court of Appeals for the D.C. Circuit in July 2008.  As a result of this decision, in the third quarter of 2008, we determined that our nitrogen oxide allowances we had purchased were no longer required and thus had no value; as a result, we recorded an impairment charge of $33 million pre-tax ($20 million after tax) in the third quarter of 2008.  We also at that time recorded an additional charge and a corresponding reserve of $12 million pre-tax ($7 million after-tax) related to certain put options we had sold for annual nitrogen oxide allowances.

In December 2008, the U.S. Circuit Court remanded CAIR to the EPA without vacating the rule.  As a result, CAIR was reinstated and there is once again a reduction requirement and a market for annual nitrogen oxide allowances.  As a result, it is now expected that we will make the annual nitrogen oxide reductions required by CAIR in 2009.  However, the ultimate disposition of CAIR's cap-and-trade program and the value of annual nitrogen oxide allowances remain uncertain.  If the EPA requires more stringent emission reductions than those required by CAIR or does not employ a cap-and-trade program, the costs of compliance could be significantly greater than for CAIR.

S&P Outlook

In January 2009, Standard & Poor’s Ratings Services (“S&P”) completed a review of PPL Energy Supply and revised our outlook to negative from stable.  At the same time, S&P affirmed our BBB issuer rating and lowered our commercial paper rating to A-3 from A-2.  S&P stated in its press release that the revision of the outlook was based on deterioration in cash flows that had been expected for 2008.  Based on our current cash position and anticipated cash flows, we currently do not expect to need to issue any commercial paper during 2009.  As a result of this expectation, coupled with the lack of liquidity in commercial paper markets for paper with an A-3 rating, in January 2009, we closed our commercial paper program and requested that S&P, Fitch Inc. and Moody’s Investors Service Inc. each withdraw their ratings on our commercial paper program, which each rating agency subsequently did.  A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The information above concerning PPL Energy Supply and its respective subsidiaries is only a summary and does not purport to be comprehensive.  For additional information, including certain assumptions, risks and uncertainties involved in the forward-looking statements contained or incorporated by reference in this Offer to Purchase, you should refer to the information described in “Where You Can Find More Information.”

TERMS OF THE OFFERS

The Offers

We are offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase, up to $250,000,000 aggregate principal amount of Notes.  The Notes will be purchased in accordance with, and in the order of, the applicable Acceptance Priority Levels set forth herein.  For more information regarding possible proration with respect to a particular series of Notes, please refer to the subsection entitled “—Tender Cap, Acceptance Priority Levels and Proration” below.

Valid tenders of the Notes pursuant to the Offers will be accepted only in principal amounts of $1,000 or integral multiples thereof.

Total Consideration and Tender Offer Consideration

The Tender Offer Consideration, Early Tender payment and Total Consideration for the Notes purchased pursuant to the Offers will be the price set forth next to the corresponding issue of Notes in the table on the front cover of this Offer to Purchase.  The Tender Offer Consideration will be equal to the Total Consideration minus the Early Tender Payment.  The amount paid to holders of Notes whose Notes are accepted for purchase pursuant to the Offers will be the Total Consideration or Tender Offer Consideration, as applicable, plus Accrued Interest per $1,000 principal amount of Notes accepted for purchase pursuant to the Offer rounded to the nearest cent.  The Company will calculate the Accrued Interest in accordance with the applicable indenture for the Notes.

Tender Cap, Acceptance Priority Levels and Proration

The amount of each series of Notes that is purchased in the Offers will be based on the applicable Acceptance Priority Level for each series of Notes and may be prorated.

If the aggregate principal amount of Notes tendered exceeds the Tender Cap, only $250,000,000 aggregate principal amount of the Notes tendered will be accepted for purchase.  The Notes will be purchased in accordance with, and in the order of, the Acceptance Priority Levels set forth in the table on the front cover of this Offer to Purchase.  For instance, Notes with an Acceptance Priority Level of “First” will be accepted before those with an Acceptance Priority Level of “Second.”  Once all Notes tendered in a certain Acceptance Priority Level have been accepted, Notes from the next Acceptance Priority Level may be accepted, subject to the Tender Cap.  If the aggregate principal amount of Notes tendered in any Offer exceeds the amount of the Tender Cap remaining available for application to such Offer, then, if we accept Notes of such series for purchase pursuant to such Offer, we will accept such Notes on a pro rata basis (with adjustments downward to avoid the purchase of Notes in a principal amount other than in integral multiples of $1,000).  In that event, Notes of any other issue with a lower Acceptance Priority Level following the prorated issue of Notes will not be accepted for payment.  Subject to the requirements of federal securities laws, we may waive or otherwise change the Tender Cap in our sole discretion.

The following table sets forth a hypothetical example of the proration of $250,000,000 for the Offers with respect to the Notes, based on hypothetical aggregate tenders in the Offers totaling $275,000,000.

Title of Security	Acceptance Priority Level	Principal Amount Outstanding	Principal Amount Tendered	Principal Amount Accepted for Purchase	Principal Amount Not Accepted for Purchase

6.00% Senior Notes due 2036	First	$300,000,000	$150,000,000	$150,000,000	$ --

6.20% Senior Notes due 2016	Second	500,000,000	50,000,000	50,000,000	--

5.40% Senior Notes due 2014	Third	300,000,000	75,000,000	50,000,000	25,000,000
		$1,100,000,000	$275,000,000	$250,000,000	$25,000,000

In the above hypothetical example, we would accept all tendered 6.00% Senior Notes due 2036 and all tendered 6.20% Senior Notes due 2016.  We would accept from each holder of tendered 5.40% Senior Notes due 2014 that portion of the holder’s tendered 5.40% Senior Notes due 2014 which is equal to the total amount of such tendered 5.40% Senior Notes due 2014 multiplied by a fraction, the numerator of which would be equal to $50,000,000 (the principal amount for the series that we are able to purchase within the remaining portion of the Tender Cap available for purchase of the Notes) and the denominator of which would be equal to $75,000,000 (the total principal amount tendered).  In this example, 66.67% of the 5.40% Senior Notes due 2014 would be accepted for purchase due to the Acceptance Priority Level of such series.

In the event that proration of a series of tendered Notes is required, we will determine the final proration factor as soon as practicable after the Expiration Time and will promptly announce the results of proration by press release to the PR Newswire.

Purpose of the Offers

The purpose of the Offers is to repurchase Notes up to the Tender Cap in order to reduce the amount of our outstanding indebtedness.

Source of Funds

We intend to fund the purchase of the Notes pursuant to the Offers from cash and cash equivalents on hand.

No Recommendation by PPL Energy Supply, the Dealer Managers, the Tender Agent, the Information Agent and the Trustee Concerning the Offers

Neither we nor our board of directors nor the Dealer Managers, Tender Agent, Information Agent or Trustee makes any recommendation to any holder whether to tender or refrain from tendering any or all of such holder’s Notes and none of them has authorized any person to make any such recommendation.  Holders are urged to evaluate carefully all information in this Offer to Purchase, consult their own investment and tax advisors and make their own decisions whether to tender Notes, and, if so, the principal amount of Notes to tender.

Conditions of the Offers

Notwithstanding any other provision of the Offers, we will not be required to accept any Notes for purchase, and may terminate, extend or amend any Offers and may postpone, subject to Rule 14e-1 under the Exchange Act, the acceptance of Notes so tendered if, at or before the Expiration Time, any of the following conditions exist:

(a) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities in the United States securities or financial markets, (ii) a material impairment in the trading market for debt securities, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iv) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (v) any attack on, or outbreak or escalation of hostilities or acts of terrorism involving, the United States or declaration of emergency or war by the United States, (vi) any significant adverse change in the United States securities or financial markets generally or (vii) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

(b) there shall exist any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that shall have been enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent or materially restrict or delay consummation of one or more of the Offers or that is, or is reasonably likely to be, materially adverse to our (or our subsidiaries’) business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects;

(c) there shall have been instituted or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, that challenges the making of one or more of the Offers or is reasonably likely, directly or indirectly, to prohibit, prevent, restrict or delay the consummation of one or more of the Offers or otherwise adversely affects one or more of the Offers in any material manner;

(d) there shall exist any other actual or threatened legal impediment to one or more of the Offers or any other circumstances that would materially adversely affect the transactions contemplated by one or more of the Offers or the contemplated benefits of one or more of the Offers to us or our subsidiaries;

(e) there shall have been an event or events or the occurrence of an event or events shall be likely to occur that would or might reasonably be expected to prohibit, restrict or delay the consummation of one or more of the Offers or materially impair the contemplated benefits of one or more of the Offers; or

(f) there shall have been any change (or any development involving any prospective change) to our (or our subsidiaries’) business, operations, results of operations, properties, condition (financial or otherwise), assets, liabilities or prospects that, in our sole judgment, is, or is reasonably likely to be, materially adverse to us or our subsidiaries.

In addition, each Offer is conditioned on our purchasing in the aggregate Notes in an amount no greater than the Tender Cap.  The Offer in respect of Notes in each of the Acceptance Priority Levels is also conditioned on at least some portion of the applicable Tender Cap remaining available to purchase Notes at such Acceptance Priority Level after giving effect to the acceptance of Notes in the immediately preceding Acceptance Priority Level.  See “—Tender Cap, Acceptance Priority Levels and Proration.”

The conditions described above are solely for our benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, including any action or inaction by us, and may be waived by us, in whole or in part, at any time and from time to time prior to the Expiration Time.  Our failure at any time to exercise any of our rights will not be deemed a waiver of any of such rights or any other right, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

If any of the foregoing conditions to an Offer shall not have been satisfied or waived by us, we may, but will not be obligated to, subject to applicable law:

(a) terminate the Offer and return tendered Notes to the holders who tendered them,

(b) extend the Offer and retain all tendered Notes until the expiration of the extended Offer (see “—Withdrawal of Tenders” below), or

(c) amend the Offer in any respect by giving written notice of such amendment to the Tender Agent.

Notwithstanding any of the foregoing conditions, subject to applicable law, we expressly reserve the right, at any time and in our sole discretion, to terminate or withdraw any one or more of the Offers.

Certain Consequences to Non-Tendering Holders

The following considerations, in addition to the other information described elsewhere in this Offer to Purchase or incorporated by reference herein, should be carefully considered by each holder of Notes before deciding whether to tender Notes pursuant to the Offers.

Limited Trading Market

The Notes are not listed on any national or regional securities exchange.  To our knowledge, the Notes are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Notes may not be available.  To the extent that Notes are tendered and accepted for purchase pursuant to the Offers, the trading market for Notes subject to the Offers that remain outstanding is likely to be even more limited.  To the extent a market continues to exist for such Notes, the Notes may trade at a discount compared to present trading prices depending on prevailing interest rates, the market for debt instruments with similar credit features, our financial performance and the financial performance of our subsidiaries, and other factors.  The extent of the market for the Notes and the availability of market quotations will depend upon the number of holders of the Notes remaining at such time, the interest in maintaining a market in the Notes on the part of securities firms and other factors.  There is no assurance that an active market in the Notes will exist and no assurance as to the prices at which the Notes may trade after the consummation of the Offers.

Effects of the Offers on the Market for Notes

A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a larger float.  Therefore, the market price for Notes that are not tendered and accepted for purchase pursuant to the Offers may be affected adversely to the extent that the principal amount of Notes of such series purchased pursuant to the applicable Offer reduces the float.  A reduced float may also increase the volatility of the trading prices of Notes that are not purchased in the Offers.

Treatment of Notes Not Tendered in the Offers

Notes not tendered and purchased in the Offers will remain outstanding.  The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the respective indentures governing the Notes, will remain unchanged.  No amendments to these indentures are being sought.  From time to time in the future, we or our subsidiaries may acquire Notes that are not tendered in the Offers through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we or they may determine, which may be more or less than the price to be paid pursuant to the Offers and could be for cash or other consideration.  Alternatively, we may, subject to certain conditions, repurchase any or all of the Notes not purchased pursuant to the Offers at any time that we are permitted to do so under the respective indentures governing the Notes.  There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we or our subsidiaries will choose to pursue in the future.

Effects of Proration

The Offers are not conditioned upon any minimum level of participation.  We will not be able to definitively determine whether any of the Offers are oversubscribed or what the effects of proration may be with respect to any particular series of Notes until after the Expiration Time has passed.  You will not be able to withdraw tenders of your Notes after the Early Tender Deadline and, therefore, you will not be able to withdraw tenders of your Notes at the time we establish the applicable proration percentage (if any) for Notes of any particular series to be purchased.

Valuation Risk

The consideration offered to purchase the Notes does not reflect any independent valuation of the Notes and does not take into account events or changes in financial markets (including interest rates) after the commencement of the Offers.  We have not obtained or requested a fairness opinion from any banking or other firm as to the fairness of the consideration offered for the Notes.  If you tender your Notes, you may or may not receive more than or as much value as you would if you choose to keep them.

Expiration Time; Early Tender Time; Extensions; Amendments

The Expiration Time for each Offer is 11:59 p.m., New York City time, on March 16, 2009, unless extended or earlier terminated for any series.  The Early Tender Deadline for each Offer is 5:00 p.m., New York City time, on March 3, 2009, unless extended.  We may extend the Expiration Time or the Early Tender Deadline with respect to any Offer for any purpose, including, without limitation, to permit the satisfaction or waiver of all conditions to the Offer.  In order to extend the Expiration Time or Early Tender Deadline as to an Offer, we will notify the Tender Agent, and will make a public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time or Early Tender Deadline, as applicable.  Such announcement will, if required by law, state that we are extending the Offer for a specified period or on a daily basis.  Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of an Offer, we will not have any obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely press release to PR Newswire.

We expressly reserve the right, in our sole discretion, subject to applicable law, to:

•	delay accepting Notes pursuant to any of the Offers;

•	extend the Offer period with respect to one or more of the Offers;

•	terminate or withdraw one or more of the Offers at any time; and

•	amend, modify or waive at any time, or from time to time, the terms of any or all of the Offers in any respect, including waiver of any conditions to consummation of the Offers.

If we exercise any such right, we will give notice thereof to the Tender Agent and will make a public announcement thereof as promptly as practicable.

The minimum period during which an Offer will remain open following material changes in the terms of such Offer or in the information concerning such Offer will depend upon the facts and circumstances of such change, including the relative materiality of the changes.  With respect to any changes in consideration or principal amount of Notes sought, unless otherwise permitted by applicable law, the Offers must remain open for at least 10 business days (including the date we disseminate such change).  If we amend any terms of any Offer in a manner we determine will constitute a material change adversely affecting any holder, we will promptly disclose any such amendment in a manner reasonably calculated to inform holders of such amendment, and we will extend such Offer for a time period that we deem appropriate, depending upon the significance of the amendment and the manner of disclosure to holders.

Procedures For Tendering

How to Tender Notes

All of the Notes were issued in book-entry form, and all of the Notes are currently represented by one or more global certificates held for the account of DTC.  If you desire to tender Notes, you may transfer such Notes through DTC’s Automated Tender Offer Program, following the procedures set forth below.  Alternatively, you may complete and sign the accompanying Letter of Transmittal in accordance with the instructions set forth therein, have the signature thereon guaranteed, if required, and send or deliver the manually signed Letter of Transmittal, together with any required documents, to the Tender Agent at its address set forth in the Letter of Transmittal.

Any beneficial owner whose Notes are held of record by a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Notes should contact such nominee promptly and instruct such nominee to submit instructions on such owner’s behalf.  In some cases, the nominee may request submission of such instructions on a Beneficial Owner’s Instruction Form.  Please check with your nominee to determine the procedures for such form.

Delivery of Notes will be deemed made only after receipt by the Tender Agent of (1) timely confirmation of a book-entry transfer of such Notes into the Tender Agent’s account at DTC pursuant to the procedures set forth in this section, (2) a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent’s Message (as defined below) through ATOP, and (3) any other documents required by the Letter of Transmittal at or prior to the Early Tender Deadline or the Expiration Time, as applicable.  No documents should be sent to us, the Dealer Managers or the Information Agent.  Delivery of a Letter of Transmittal or an Agent’s Message transmitted through ATOP is at the election and risk of the person delivering or transmitting and delivery will be deemed made only when actually received by the Tender Agent.

By tendering Notes pursuant to an Offer, you will be deemed to have agreed that the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Tender Agent, until receipt by the Tender Agent of the items listed above together with all accompanying evidences of authority and any other required documents in form satisfactory to us.  All questions as to the form of all documents and the validity (including time of receipt) and acceptance of tenders and withdrawals of Notes will be determined by us, in our sole discretion, which determination shall be final and binding.

By tendering Notes pursuant to an Offer, you will be deemed to have represented and warranted that you have full power and authority to tender, sell, assign and transfer the Notes tendered thereby and that when such Notes are accepted for purchase by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right.  You will also be deemed to have agreed to, upon request, execute and deliver any additional documents deemed by the Tender Agent or by us to be necessary or desirable to complete the sale, assignment and transfer of the Notes tendered thereby.

We have not provided guaranteed delivery provisions in connection with the Offers.  You must tender your Notes in accordance with the procedures set forth herein.

Book-Entry Transfer

The Tender Agent will establish an account at DTC with respect to the Notes for purposes of the Offers, and any financial institution that is a DTC participant may make book-entry delivery of eligible Notes by causing DTC to transfer such Notes into the Tender Agent’s account in accordance with DTC’s procedures for such transfer.

The Tender Agent and DTC have confirmed that Notes held in book-entry form through DTC that are to be tendered in the Offers are eligible for ATOP.  To effectively tender Notes eligible for ATOP that are held through DTC, DTC participants may, in lieu of physically completing and signing the Letter of Transmittal and delivering it to the Tender Agent, electronically transmit their acceptance through ATOP, and DTC will then verify the acceptance, execute a book-entry delivery to the Tender Agent’s account at DTC and send an Agent’s Message to the Tender Agent for its acceptance.  The confirmation of a book-entry transfer into the Tender Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.” Delivery of documents to DTC does not constitute delivery to the Tender Agent.  The term “Agent’s Message” as used herein means a message transmitted by DTC to, and received by, the Tender Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the DTC participant described in such Agent’s Message, stating (a) such participant has received and agrees to be bound by the terms and conditions of the applicable Offer as set forth in this Offer to Purchase and the Letter of Transmittal and that we may enforce such agreement against such participant, (b) such participant has full power and authority to tender, exchange, assign and transfer the Notes, (c) such participant is not our “Affiliate” and (d) when we accept the tendered Notes for payment, we will acquire good and marketable title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

If you desire to tender your Notes on the Early Tender Deadline or the Expiration Time through ATOP, you should note that you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such respective date.

Signature Guarantees

All signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each, a “Medallion Signature Guarantor”) unless the Notes tendered or withdrawn, as the case may be, pursuant thereto are tendered (1) by the DTC participant whose name appears on a security position listing as the owner of Notes who has not completed the box entitled Special Payment Instructions or Special Delivery Instructions on the Letter of Transmittal or (2) for the account of a member firm of a registered national securities exchange, a member of Financial Industry Regulatory Authority, Inc. or a commercial bank, trust company or other nominee having an office or correspondent in the United States.  If Notes are registered in the name of a person other than the signer of a Letter of Transmittal or a notice of withdrawal, as the case may be, or if payment is to be made or unpurchased Notes are to be returned to a person other than the holder, then the signature on the Letter of Transmittal accompanying the tendered Notes must be guaranteed by a Medallion Signature Guarantor as described above.

Other Matters

Notwithstanding any other provision of the Offers, payment of the Total Consideration in exchange for Notes that are validly tendered (and not validly withdrawn) at or prior to the Early Tender Deadline and accepted for purchase pursuant to the Offers and payment of the Tender Offer Consideration with respect to Notes that are validly tendered after the Early Tender Deadline but at or prior to the Expiration Time and accepted for purchase pursuant to the Offers will occur only after timely receipt by the Tender Agent of (1) a timely Book-Entry Confirmation in respect of such Notes in accordance with the procedures set forth in this section, (2) a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent’s Message through ATOP and (3) any other documents required by the Letter of Transmittal at or prior to the Early Tender Deadline or the Expiration Time, as applicable.  Tenders of Notes pursuant to the procedures described above, and acceptance thereof by us, will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the applicable Offers.  All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders and withdrawals of Notes will be determined by us, the determination of which shall be final and binding.  Alternative, conditional or contingent tenders will not be considered valid.  We reserve the absolute right to reject any or all tenders of Notes that are not in proper form or the acceptance of which would, in our opinion, be unlawful.  We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Notes.  Our interpretations of the terms and conditions of the Offers will be final and binding.  Tenders of Notes shall not be deemed to have been made until any defects or irregularities have been waived by us or cured.  None of us, the Trustee, the Tender Agent, the Dealer Managers, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders of Notes, or will incur any liability to you for failure to give any such notice.

Compliance with “Short Tendering” Rule

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Notes for such person’s own account unless the person so tendering (a) has a net long position equal to or greater than the aggregate principal amount of the Notes being tendered and (b) will cause such Notes to be delivered in accordance with the terms of the Offers.  Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of Notes in response to any of the Offers under any of the procedures described above will constitute a binding agreement between the tendering holder and us with respect to each such Offer upon the terms and subject to the conditions of such Offer, including the tendering holder’s acceptance of the terms and conditions of such Offer, as well as the tendering holder’s representation and warranty that (a) such holder has a net long position in the Notes being tendered pursuant to such Offer within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Notes complies with Rule 14e-4.

Acceptance of Notes for Purchase; Payment for Notes; Payment of Early Tender Payments

Upon the terms and subject to the conditions of the Offers, we will accept for purchase and promptly pay for, with respect to Offers in each applicable Acceptance Priority Level, validly tendered Notes that were not validly withdrawn pursuant to the Offers, subject to the Tender Cap and proration as described herein.  If the aggregate principal amount of Notes validly tendered and not validly withdrawn in any Offer exceeds the amount of the Tender Cap remaining available for application to that Offer, then, if we accept Notes of such series for purchase pursuant to such Offer, we will accept such Notes on a pro rata basis (with adjustments downward to avoid the purchase of Notes in a principal amount other than in integral multiples of $1,000).  See “—Tender Cap, Acceptance Priority Levels and Proration.”

Valid tenders of the Notes pursuant to the Offers will be accepted only in principal amounts of $1,000 or integral multiples thereof.

For purposes of the Offers, we will be deemed to have accepted Notes for purchase if, as and when we give oral (promptly confirmed in writing) or written notice thereof to the Tender Agent.

With respect to tendered Notes that are to be returned to holders, such Notes will be credited to the account maintained at DTC from which such Notes were delivered, returned in accordance with such procedures after the expiration or termination of the applicable Offer, unless other instructions were given by the holder in the Letter of Transmittal or to the book-entry transfer facility.

We will pay for Notes accepted for purchase in the Offers by depositing payment on the Settlement Date therefor in cash with the Tender Agent, which will act as agent for you for the purpose of receiving the Total Consideration or the Tender Offer Consideration (as applicable) and Accrued Interest and transmitting the Total Consideration or the Tender Offer Consideration (as applicable) and Accrued Interest to you.  Tendering holders of the Notes should indicate in the applicable box in the Letter of Transmittal or to the book-entry transfer facility in the case of holders who electronically transmit their acceptance through ATOP the name and address to which payment of the cash consideration evidencing Notes not accepted for purchase is to be sent, if different from the name and address of the person signing the Letter of Transmittal or transmitting such acceptance through ATOP.

We expressly reserve the right, subject to applicable law, to (1) delay acceptance for purchase of Notes tendered under any of the Offers or the payment for any series of Notes accepted for purchase (subject to Rule 14e-1 under the Exchange Act, which requires that we pay the consideration offered or return the Notes deposited by or on behalf of the holders promptly after the termination or withdrawal of any of the Offers), or (2) terminate any of the Offers at any time.

If, for any reason, acceptance for purchase of, or payment for, validly tendered Notes pursuant to any of the Offers is delayed, or we are unable to accept for purchase or to pay for validly tendered Notes pursuant to any of the Offers, then the Tender Agent may, nevertheless, on behalf of us, retain (subject to Rule 14e-1 described above) tendered Notes, without prejudice to our rights described under “—Expiration Time; Early Tender Deadline; Extensions; Amendments” and “—Conditions of the Offers” above and “—Withdrawal of Tenders” below.

We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates or any third party the right to purchase all or any of the Notes tendered pursuant to any of the Offers, or to pay all or any portion of the Total Consideration or the Tender Offer Consideration, as applicable, due with respect to the Notes, or all of the foregoing, but any such transfer or assignment will not relieve us of our obligations under the Offers and will in no way prejudice your rights to receive payment for Notes validly tendered and not validly withdrawn and accepted for payment pursuant to any of the Offers as provided for herein.

You will not be obliged to pay brokerage commissions or fees to the Dealer Managers, the Tender Agent, the Information Agent or us with respect to the Offers.

We will pay all transfer taxes applicable to the purchase and transfer of Notes pursuant to the Offers, except if the payment of the Total Consideration or the Tender Offer Consideration, as applicable, and Accrued Interest is being made to, or if Notes not tendered or not accepted for payment are registered in the name of, any person other than the holder of Notes tendered thereby or Notes are credited in the name of any person other than the person(s) signing the Letter of Transmittal or electronically transmitting acceptance through ATOP, as applicable; then, in such event, the amount of any transfer taxes (whether imposed on the holder(s) or such other person(s)) payable on account of the transfer to such person will be deducted from the Total Consideration or the Tender Offer Consideration, as the case may be, unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

The Company will not be liable for any interest as a result of a delay by DTC in distributing funds.

Withdrawal of Tenders

Tenders of Notes made prior to the Early Tender Deadline may be validly withdrawn at any time up until 5:00 p.m., New York City time, on the Early Tender Deadline, but after such time may not be validly withdrawn unless the Company reduces the amount of the Total Consideration, the Tender Offer Consideration or the principal amount of Notes subject to the applicable Offer (except in connection with a proration as described herein), or is otherwise required by law to permit withdrawal.  Tenders of Notes made after the Early Tender Deadline may not be validly withdrawn at any time unless the Company reduces the amount of the Tender Offer Consideration or the principal amount of Notes subject to the applicable Offer (except in connection with a proration as described herein), or is otherwise required by law to permit withdrawal.

For a withdrawal of a tender of Notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the Tender Agent at or prior to the applicable withdrawal date and time, by mail, fax or hand delivery or by a properly transmitted “Request Message” through ATOP.  Any such notice of withdrawal must:

(a) specify the name of the person who tendered the Notes to be withdrawn and the name of the DTC participant whose name appears on the security position listing as the owner of such Notes, if different from that of the person who deposited the Notes,

(b) contain a description of the Notes to be withdrawn and the aggregate principal amount represented by such Notes,

(c) unless transmitted through ATOP, be signed by the holder thereof in the same manner as the original signature on the Letter of Transmittal, including any required signature guarantee(s), or be accompanied by documents of transfer sufficient to permit the Trustee to register the transfer of the Notes into the name of the person withdrawing such Notes, and

(d) if the Letter of Transmittal was executed by a person other than the DTC participant whose name appears on a security position listing as the owner of Notes, be accompanied by a properly completed irrevocable proxy that authorized such person to effect such withdrawal on behalf of such holder.

Withdrawal of Notes can only be accomplished in accordance with the foregoing procedures.

Holders may not rescind their valid withdrawals of tendered Notes.  However, notes validly withdrawn may thereafter be retendered at any time at or prior to the Expiration Time by following the procedures described under “—Procedures for Tendering.”

All questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender will be determined by us, which determination shall be final and binding.  None of us, the Tender Agent, the Dealer Managers, the Information Agent, the Trustee or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

TREASURY DEPARTMENT CIRCULAR 230

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, WE INFORM YOU THAT (A) ANY UNITED STATES FEDERAL TAX ADVICE CONTAINED HEREIN WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING UNITED STATES FEDERAL TAX PENALTIES, (B) ANY SUCH ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN AND (C) ANY TAXPAYER TO WHOM THE TRANSACTIONS OR MATTERS ARE BEING PROMOTED, MARKETED OR RECOMMENDED SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

If a Holder sells Notes pursuant to the Offers, that sale will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under state, local and foreign tax laws.  Subject to the discussion below regarding the Early Tender Payment, a holder of Notes will generally have taxable gain or loss equal to the difference between its amount realized and its adjusted basis in the Notes.  The gain or loss will be capital gain or loss if the Notes are held as a capital asset, except that ordinary income may be recognized to the extent of any accrued interest that has not been previously included in the holder’s income.

If a Holder receives the Total Consideration, the U.S. federal income tax treatment of the Early Tender Payment is uncertain.  We intend to treat the Early Tender Payment as additional consideration received by such Holder for its Note.  If the excess amount were not so treated, the tax consequences to a Holder might differ from the consequences described above.  Holders should consult their tax advisors about this possibility and its consequences.

The foregoing does not discuss all aspects of U.S. federal income taxation that are relevant to Holders.  Holders are urged to consult their own tax advisors to determine the tax consequences of the Offers in their particular circumstances, including the application of federal, state, local and foreign tax laws.

DEALER MANAGERS; TENDER AGENT; INFORMATION AGENT

We have retained Morgan Stanley and Wachovia Securities to act as Dealer Managers in connection with the Offers.  The Dealer Managers may contact you regarding the Offers and may request brokers, dealers and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Notes.

We have agreed to pay the Dealer Managers reasonable and customary fees for their services and to reimburse the Dealer Managers for their reasonable out-of-pocket expenses in connection therewith.  We have also agreed to indemnify the Dealer Managers and their respective affiliates against certain liabilities in connection with their services, including liabilities under the federal securities laws.  At any given time, the Dealer Managers may trade the Notes or other of our securities for their own accounts or for the accounts of their respective customers and, accordingly, may hold a long or short position in the Notes.

The Dealer Managers have provided in the past, and may be currently providing, other investment banking and financial advisory services to us.  The Dealer Managers or their affiliates are lenders under our credit facilities. The Dealer Managers may in the future provide various investment banking and other services to us, for which they would receive customary compensation from us.

D.F. King & Co., Inc. has been appointed Tender Agent for the Offers.  All deliveries and correspondence sent to the Tender Agent should be directed to the address set forth on the back cover of this Offer to Purchase.  We have agreed to pay the Tender Agent reasonable and customary fees for its services and to reimburse the Tender Agent for its reasonable out-of-pocket expenses in connection therewith.  We have also agreed to indemnify the Tender Agent for certain liabilities, including liabilities under the federal securities laws.

D.F. King & Co., Inc. has been appointed Information Agent for the Offers.  Requests for additional copies of documentation may be directed to the Information Agent at the address set forth on the back cover of this Offer to Purchase.  We have agreed to pay the Information Agent reasonable and customary fees for its services and to reimburse the Information Agent for its reasonable out-of-pocket expenses in connection therewith.  We have also agreed to indemnify the Information Agent for certain liabilities, including liabilities under the federal securities laws.

We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to the beneficial owners of the Notes and in handling or forwarding tenders of Notes by their customers.

MISCELLANEOUS

We are not aware of any jurisdiction where the making of the Offers is not in compliance with the laws of such jurisdiction.  If we become aware of any jurisdiction where the making of the Offers would not be in compliance with such laws, we will make a good faith effort to comply with any such laws.  If, after such good faith effort, we cannot comply with any such applicable laws, the Offers will not be made to the holders of Notes residing in each such jurisdiction.

The Tender Agent for the Offers is:

D.F. King & Co., Inc.

By Mail; Hand or Overnight Courier:	By Facsimile Transmission (for Eligible Institutions Only):

48 Wall Street New York, New York 10005 Attention: Mark Fahey	(212) 809-8838 Attention: Mark Fahey

For Confirmation by Telephone:
(212) 232-2228

Any questions regarding procedures for tendering Notes or requests for additional copies of this
Offer to Purchase should be directed to the Information Agent:

D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005
Banks and Brokers, Call Collect:
(212) 269-5550
All Others Call Toll Free:
(800) 628-8536

Any questions regarding the terms of the Offers should be directed to the Dealer Managers:

Morgan Stanley	Wachovia Securities

1585 Broadway New York, New York 10036 Attention: Liability Management Group Toll Free: (800) 624-1808 Telephone: (212) 761-5384	One Wachovia Center 301 South College Street, 6th Floor Charlotte, North Carolina 28288 Attention: Liability Management Group Toll Free: (866) 309-6316 Telephone: (704) 715-8341